EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 9, 2004	Swank, Inc.
Attleboro, MA 02703
(508) 222-3400

SWANK, INC.
NEW YORK, NEW YORK

SWANK, INC. REPORTS NET INCOME FOR THE
QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004

NEW YORK, November 9, 2004 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported net sales and operating results for the Company's quarter and nine month periods ended September 30, 2004:
(In thousands except shares and per share)
	Three months		Nine months
	Ended September 30		Ended September 30
	2004	2003	2004	2003

Net sales	$ 22,028	$ 24,785	$ 65,695	$ 65,481

Income (loss) from operations before income tax and non-recurring items	279	(567)	(493)	(3,745)

(Gain) on termination of real property lease	-	-	(1,090)	-
Write-off of deferred financing costs	-	-	589	-

Net income (loss)	$ 279	$ (567)	$ 8	$ (3,745)

Share and per share information:

Basic weighted average common shares outstanding	5,522,490	5,522,490	5,522,490	5,522,490

Basic net income (loss) per common share outstanding	$ .05	$ (.10)	$.00	$ (.68)

Fully diluted weighted average common shares outstanding	5,947,810	5,522,490	5,814,507	5,522,490

Fully diluted net income (loss) per common share outstanding	$ .05	$ (.10)	$.00	$ (.68)

          Net income for the quarter ended September 30, 2004 was $279,000 compared to a net loss of $567,000 for the corresponding quarter last year. For the nine-month period, net income was $8,000 compared to a net loss of $3,745,000 for the nine-month period ended September 30, 2003. Results for the nine-month period ended September 30, 2004 include net non-recurring income of $501,000 consisting of a gain of $1,090,000 recorded during the first quarter associated with the termination of the Company's lease on its former Norwalk, Connecticut manufacturing facility offset in part by a non-recurring charges of $589,000 associated with refinancing activities. The Company discontinued its domestic belt manufacturing operations and closed its Norwalk facility during the fourth quarter of 2003. The Company presently sources its belt merchandise requirements from third-party vendors located primarily in Asia and South America. As previously reported, on June 30, 2004 the Company and Wells Fargo Foothill, Inc. entered

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into a new $25,000,000 Loan and Security Agreement that replaced the Company's previous financing arrangement with Congress Financial Corporation (New England) (the "2003 Loan Agreement"). During the quarter ended June 30, 2004, the Company recorded an expense of $589,000, which was included in interest expense, in connection with the write-off of deferred financing costs, early termination fees and other charges related to the termination of the 2003 Loan Agreement.

          Net sales for the quarter and nine months ended September 30, 2004 decreased $2,757,000 or 11.1% and increased $214,000 or 0.3% respectively, compared to the same periods last year. The decrease during the quarter was principally due to lower shipments of men's belts to both the Company's department store and special markets customers. During last year's third quarter, the Company made unusually heavy shipments of its belt merchandise in connection with the launch of certain new branded and private-label merchandise programs for its department store customers. Customer returns during the quarter declined $843,000 or 63.8% compared to the same period last year.

          The marginal increase in net sales during the nine-month period ending September 30, 2004 reflects increased shipments of jewelry and personal leather goods merchandise and a reduction in return allowances, offset in part by lower belt shipments. Shipments to the Company's international customers increased 128% and 72% for the quarter and nine-month periods ending September 30, 2004, respectively. The increase in the Company's export business was due mainly to the expansion of a personal leather goods program for a European distributor affiliated with of one the Company's licensors as well as a general sales increase to certain other international customers.

          Net sales for the nine-months ended September 30, 2004 and September 30, 2003 include the effect of an adjustment recorded each year during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding fiscal year. This adjustment increased net sales by $1,703,000 and $2,069,000 for the year to date periods ended September 30, 2004 and September 30, 2003, respectively. In both years, actual spring season returns were lower than anticipated at the end of the preceding year due to improved retail sales for the Company's belt and personal leather goods merchandise during the holiday and early spring selling periods.

          Gross margin for the quarter increased by $829,000 compared to the corresponding period last year and, as a percentage of net sales, improved by 710 basis points to 33.6% compared to 26.5% last year. For the nine-months ended September 30, gross margin increased by $3,645,000 or 32.5% of net sales compared to 27.1% last year. The increase in gross margin as a percentage of net sales during both the

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quarter and year to date periods was principally due to higher initial margins for the Company's belt and personal leather merchandise, lower inventory-related costs, and a sales mix that favored more higher-margin jewelry shipments. Production-related variances were also lower during the quarter and year to date periods ended September 30, 2004 reflecting the closure of the Company's belt manufacturing facility last year.

          Commenting on the results for the quarter and year to date periods, John Tulin, President, said "We are very pleased with the progress made by the Company thus far in 2004. The Company has now recorded two consecutive profitable quarters and is profitable for the nine-month period compared to a significant loss for the same time last year. Although the Company's shipments fell during the quarter, we earned nearly 13% more gross margin dollars than last year mainly due to operating efficiencies and cost reductions achieved over the past 18 months. In particular, we continue to reap the benefits associated with the closure of the Company's domestic belt manufacturing facility in the form of improved belt gross margins and generally lower fixed expenses. We continue to be focused on our proud tradition of designing and developing top-quality men's accessories with the goal of generating additional sales growth in the months and years to come."

          Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

          Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "Colours by Alexander Julian", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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